Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
November 8, 2017	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2017 Fourth Quarter and Full Year Results and Provides Financial Outlook for the Fiscal Year 2018

•	Reported net sales increased 7.6% in the fourth fiscal quarter versus prior year driven by increased organic net sales of 7.5%, inclusive of hurricane volumes

•	Organic net sales, excluding impact of hurricanes, increased 3%

•	Diluted EPS was $0.55 in the fourth fiscal quarter compared to $0.34 in the prior year fourth quarter, and Adjusted Diluted EPS was $0.54 compared to $0.54 in the prior year fourth quarter

•	Fiscal year 2018 Diluted EPS is expected to be in the range of $3.00 to $3.10

St. Louis —November 8, 2017—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the fourth fiscal quarter and full fiscal year, which ended September 30, 2017. For the fourth fiscal quarter, net earnings were $34.1 million, or $0.55 per diluted share, compared to net earnings of $21.6 million, or $0.34 per diluted share, in the prior year fourth quarter. Adjusted net earnings in the fourth quarter were $33.6 million, or $0.54 per diluted share, compared to adjusted net earnings of $33.7 million, or $0.54 per diluted share.

For the year, the Company reported net earnings of $201.5 million, or $3.22 per diluted share, compared with net income of $127.7 million, or $2.04 per diluted share, in the prior year. Adjusted net earnings for the current fiscal year were $186.8 million, or $2.98 per diluted share, compared to $144.6 million in the prior fiscal year, or $2.31 per diluted share.

"Our performance for fiscal 2017 was outstanding across a number of key metrics, including organic net revenue, adjusted earnings per share, and free cash flow growth," said Alan Hoskins, Chief Executive Officer.  "The team’s continued execution of our strategic priorities:  lead with innovation, operate with excellence, and drive productivity gains, have powered our strong performance and we believe we have created a foundation for continued success.  In fiscal 2017, we also demonstrated our balanced approach to allocating our capital by reinvesting in our business to drive long term growth and returning $128 million of capital to our shareholders through dividends and share repurchase. Looking into fiscal 2018, delivering on our strategic priorities will drive our earnings per share outlook of $3.00 to $3.10."

Fourth Fiscal Quarter Financial Highlights (Unaudited)
The following is a summary of key fourth fiscal quarter results. All comparisons are with the fourth quarter of fiscal 2016 unless otherwise stated.

•	Net sales were $465.1 million, up 7.6%: (a)

◦
Organic net sales increased 7.5%, due primarily to hurricane activity in the U.S., distribution gains in certain international markets and timing of holiday activity and the favorable impact of pricing initiatives. These items were partially offset by additional investments made during the quarter related to our portfolio optimization.

◦	Favorable movement in foreign currencies resulted in increased sales of $0.1 million, or 0.1%.

•
Gross margin percentage was 46.0%, up 270 basis points from the prior year. Excluding prior year's impact from the one-time accounting adjustment ($8.1 million) related to the fair market value step up of auto care acquired inventory, gross margin was up 80 basis points, driven by improved mix in the current quarter, the favorable impact of pricing as well as the year over year benefit of lapping productivity investments made in the prior year. Favorable movement in foreign currencies also contributed to the increase. Partially offsetting the favorability was increased investment related to our portfolio optimization. (a)

•
A&P spending was 9.7% of sales, an increase of 240 basis points, or $13.6 million, due to timing of spend and advertising campaigns to support our innovation and portfolio changes as we move into the holiday season.

•
SG&A spending, excluding acquisition and integration costs and spin related costs, was approximately $96.3 million, or 20.7% compared to $92.8 million, or 21.5% in the prior year. The improved percentage comparison versus the prior year quarter reflects the improved top-line performance due to organic sales growth and continued strong cost management. (a)

•	Earnings before income taxes was negatively impacted by the movement in foreign currencies by approximately $0.5 million in the fourth fiscal quarter, net of hedge impact.

•	Diluted EPS was $0.55 in the fourth quarter and Adjusted Diluted EPS was $0.54, inclusive of hurricane volumes which contributed approximately $0.08.

•	Dividend payments in the quarter were approximately $16.8 million, or $0.275 per share.

•	Repurchased approximately 1,197,000 shares of common stock during the fourth quarter for $50.1 million.

Fiscal 2017 Full Year Financial Highlights (Unaudited)
The following is a summary of key fiscal 2017 full year results. All comparisons are with fiscal 2016 unless otherwise stated.

•	Net sales were $1,755.7 million, up 7.4%: (a)

◦
Organic net sales increased 3.7% reflecting hurricane activity in the U.S., distribution and shelf space gains as well as the favorable impact of pricing initiatives. These items were somewhat offset by additional investments made during the third and fourth quarter related to our portfolio optimization.

◦	Impact of the auto care acquisition resulted in increased sales of $83.1 million, or 5.1%.

◦	These items were partially offset by the impact of unfavorable movement in foreign currencies of $21.3 million, or 1.4%.

•
Gross margin percentage was 46.2%, up 260 basis points from the prior year. Excluding the impact of acquisition and integration costs ($1.1 million in fiscal 2017 and $8.1 million in fiscal 2016) and restructuring and spin charges ($2.8 million in fiscal 2016), gross margin percentage was 46.3% or 200 basis points above prior year. This increase was driven by cost reductions realized from continued productivity improvements, as well as the year over year benefit of lapping productivity investments recorded in the prior year, material and purchased product cost favorability, improved overhead absorption driven by the strong volume performance in the first part of the year and improved pricing. These items were partially offset by increased investment related to our portfolio optimization and the unfavorable impact of foreign currencies on our gross margin rate. (a)

•	A&P spending was 6.6% of sales, an increase of 30 basis points, or $13.7 million, due to increased spend and advertising campaigns to support our innovation and portfolio changes.

•
SG&A spending, excluding acquisition and integration costs and spin costs, was approximately $345.6 million, or 19.7% compared to $332.6 million, or 20.4% in the prior year. The improved percentage comparison versus the prior year reflects the improved top-line performance due to organic sales growth and incremental sales from the auto care acquisition as well as a continued focus on managing costs. (a)

•	Earnings before income taxes was negatively impacted by the movement in foreign currencies by approximately $16 million, net of hedge impact.

•
Income tax rate on a year to date basis was 26.3%. Impacting this rate was the favorable impacts of $1.3 million of adjustments related to our prior year provision estimates, the benefit of the non-taxable gain on the sale of real estate in Asia during the second quarter, and the $1.6 million tax benefit recognized in our income tax provision as a result of the new stock compensation guidance adopted in the first quarter. Excluding the impact of our Non-GAAP adjustments, the effective tax rate on a full year basis was 28.4%. (a)

•	Diluted EPS was $3.22 and Adjusted Diluted EPS was $2.98, inclusive of hurricane volumes which contributed approximately $0.08 in fiscal year 2017.

•	Net cash from operating activities was $197.2 million and Free Cash Flow was $199.2 million. (a)

•	Dividend payments were $69.1 million, or $1.10 per share.

•	Repurchased approximately 1,389,000 shares of common stock for $58.7 million. (b)

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.
(b) Share repurchases on the Statement of Cash Flows include $0.8 million of fiscal 2016 repurchases that were cash settled in fiscal 2017.

Total Net Sales (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2017
	Q4	% Chg	Twelve Months	% Chg
Net Sales - FY'16	$432.4		$1,634.2
Organic	32.6	7.5%	59.7	3.7%
Impact of acquisition	—	—%	83.1	5.1%
Impact of currency	0.1	0.1%	(21.3)	(1.4)%
Net Sales - FY'17	$465.1	7.6%	$1,755.7	7.4%
**Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached.

Total net sales in the fourth fiscal quarter increased 7.6%, or $32.7 million:

•	Organic net sales increased 7.5% in the quarter due to the following items:

◦	The impact of U.S. hurricane volume in the fourth fiscal quarter contributed 4.5%;

◦	Distribution gains in certain international markets and phasing of holiday activity at certain U.S. retailers increased net sales by 3.5%;

◦	Favorable pricing initiatives across several markets increased net sales by 2.5%; and

◦
Offsetting the above increases in organic net sales were investments during the current quarter related to our portfolio optimization that negatively impacted net sales by 2% and the May 2017 divestiture of the non core promotional sales business acquired with the auto care business that negatively impacted net sales by 1%.

•	Unfavorable currency impacts were $0.1 million, or 0.1%.

Total Segment Profit (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2017

	Q4	% Chg	Twelve Months	% Chg
Segment Profit - FY'16	$103.8		$388.2
Organic	1.7	1.6%	51.4	13.2%
Impact of acquisition	—	—%	25.5	6.6%
Impact of currency	0.5	0.5%	(12.1)	(3.1)%
Segment Profit - FY'17	$106.0	2.1%	$453.0	16.7%
** Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached.

Total Segment Profit in the fourth fiscal quarter increased $2.2 million, or 2.1%. Organic growth of $1.7 million, or 1.6%, was driven primarily by the organic top-line increases explained above partially offset by higher A&P spending to support our innovation and portfolio changes as we move into the holiday season. Adding to the segment profit increase for the quarter was the favorable currency impact of $0.5 million, or 0.5%.

Financial Outlook Assumptions for Fiscal Year 2018
The Company is providing the below assumptions related to its financial outlook for the fiscal year 2018. All comparisons are with the fiscal year ended September 30, 2017 unless otherwise stated. The outlook provided below takes into account our lapping of significant hurricane activity in fiscal 2017 that contributed approximately $26 million of net sales and $0.08 to adjusted earnings per share. Our outlook assumes that activity is not expected to repeat.

Net Sales on a reported basis are expected to be up low single digits:

•	Organic net sales are expected to be up low single digits, including lapping the impact of hurricane activity of approximately $26 million and lapping distribution in fiscal 2017;

•	Favorable movements in foreign currency are expected to benefit net sales by 1.0% to 1.5% based on current rates.

Gross margin rates are expected to be essentially flat with the current year, excluding fiscal 2017 acquisition and integration costs, as improved pricing is offset by increased commodity costs and the repositioning of lithium pricing.
A&P spending is expected to be in the range of 6% to 7% of net sales, consistent with our long term outlook.
SG&A as a percent of net sales is expected to be flat on a year over year basis excluding fiscal 2017 acquisition and integration costs.
Pretax income is expected to be favorably impacted by the movement of foreign currencies by roughly $5 to $10 million, net of hedge impacts, based on current rates.
Income tax rate is expected to be in the range of 28.5% to 29.5% based on the current expected country mix of earnings. This guidance does not include any assumed potential impact of any current proposed tax reform. We will update our outlook should any tax proposal become finalized in the upcoming fiscal year.
Diluted earnings per share for the full fiscal year is expected to be in the range of $3.00 to $3.10.
Capital spending is expected to be in the range of $30 to $35 million.
Free cash flow is expected to be in the range of $210 to $220 million, which includes lapping significant asset sale benefits in fiscal year 2017.
Dividends are expected to increase 5% beginning in the first quarter of fiscal 2018, subject to Board approval.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fourth quarter earnings and the financial outlook for fiscal 2018. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/23217

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
Forward-Looking Statements.

This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may,"

"could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•
our ability to acquire and integrate businesses, and to realize the projected results of acquisitions, including our ability to integrate the auto care operations successfully and to achieve the anticipated cost savings, synergies, and other anticipated benefits;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges, including the impact of the United Kingdom's intention to exit the European Union;

•	the impact of raw materials and other commodity costs;

•
the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our
Form 10-K filed with the Securities and Exchange Commission on November 15, 2016.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016

Net sales	$465.1	$432.4	$1,755.7	$1,634.2
Cost of products sold (1)	251.3	245.1	944.4	921.8
Gross profit	213.8	187.3	811.3	712.4
Selling, general and administrative expense (1)	95.5	98.5	349.6	352.6
Advertising and promotion expense	45.0	31.4	116.1	102.4
Research and development expense	6.0	7.5	22.0	26.6
Amortization of intangible assets	2.8	2.8	11.2	2.8
Spin restructuring	—	4.8	(3.8)	5.8
Restructuring	—	—	—	2.5
Gain on sale of real estate	—	—	(16.9)	—
Interest expense (2)	13.4	15.2	53.1	54.3
Other financing items, net (1)	1.7	0.6	6.7	(0.3)
Earnings before income taxes	49.4	26.5	273.3	165.7
Income tax provision	15.3	4.9	71.8	38.0
Net earnings	$34.1	$21.6	$201.5	$127.7

Earnings per share
Basic	$0.56	$0.35	$3.27	$2.06
Diluted	$0.55	$0.34	$3.22	$2.04

Dividend per common share	$0.275	$0.25	$1.10	$1.00

Weighted average shares of common stock - Basic	61.3	61.9	61.7	61.9
Weighted average shares of common stock - Diluted	62.0	62.8	62.6	62.5

(1) See the Supplemental Schedules - Non-GAAP Reconciliation attached which breaks out the Restructuring, Spin, Inventory step up and Acquisition and integration costs included within these lines.

(2) Includes acquisition bridge loan fees of $1.2 million for the quarter and twelve months ended September 30, 2016.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

	SEPTEMBER 30,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$378.0	$287.3
Trade receivables, net	230.2	190.9
Inventories	317.1	289.2
Other current assets	94.9	122.1
Total current assets	1,020.2	889.5
Property, plant and equipment, net	176.5	201.7
Goodwill	230.0	229.7
Other intangible assets, net	223.8	234.7
Deferred tax asset	47.7	63.7
Other assets	125.4	112.2
Total assets	$1,823.6	$1,731.5
Liabilities and Shareholders' Equity/(Deficit)
Current liabilities
Current maturities of long-term debt	$4.0	$4.0
Note payable	104.1	57.4
Accounts payable	219.3	217.0
Other current liabilities	254.6	254.7
Total current liabilities	582.0	533.1
Long-term debt	978.5	981.7
Other liabilities	178.0	246.7
Total liabilities	1,738.5	1,761.5
Shareholders' equity/(deficit)
Common stock	0.6	0.6
Additional paid-in capital	196.7	194.6
Retained earnings	198.7	70.9
Treasury stock	(72.1)	(30.0)
Accumulated other comprehensive loss	(238.8)	(266.1)
Total shareholders' equity/(deficit)	85.1	(30.0)
Total liabilities and shareholders' equity/(deficit)	$1,823.6	$1,731.5

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	FOR THE YEARS ENDED SEPTEMBER 30,
	2017	2016
Cash Flow from Operating Activities
Net earnings	$201.5	$127.7
Non-cash restructuring (income)/costs	(2.5)	4.9
Depreciation and amortization	50.2	34.3
Deferred income taxes	(4.4)	4.2
Share-based compensation expense	24.3	20.4
Gain on sale of real estate	(16.9)	—
Other non-cash charges	6.2	13.1
Other, net	(28.7)	(22.0)
Changes in assets and liabilities used in operations
Increase in accounts receivable, net	(43.7)	(4.1)
(Increase)/decrease in inventories	(30.7)	11.9
Decrease in other current assets	20.8	10.4
Increase in accounts payable	13.4	43.7
Increase/(decrease) in other current liabilities	7.7	(50.6)
Net cash flow from operating activities	197.2	193.9
Cash Flow from Investing Activities
Capital expenditures	(25.2)	(28.7)
Proceeds from sale of assets	27.2	1.5
Acquisitions, net of cash acquired	—	(344.0)
Net cash from/(used by) investing activities	2.0	(371.2)
Cash Flow from Financing Activities
Payments on debt with maturities greater than 90 days	(4.0)	(3.0)
Increase in debt with maturities 90 days or less	36.5	58.9
Dividend paid	(69.1)	(62.7)
Debt issuance costs	(0.8)	(1.6)
Purchase of treasury stock	(59.5)	(31.8)
Excess tax benefits from share-based payments	—	1.0
RSEAs liquidated for taxes	(10.0)	(6.2)
Net cash used by financing activities	(106.9)	(45.4)

Effect of exchange rate changes on cash	(1.6)	7.9

Net increase/(decrease) in cash and cash equivalents	90.7	(214.8)
Cash and cash equivalents, beginning of period	287.3	502.1
Cash and cash equivalents, end of period	$378.0	$287.3

ENERGIZER HOLDINGS, INC.
Supplemental Schedules
Introduction to the Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Twelve Months ended September 30, 2017

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as costs related to the spin, restructuring activities, acquisition and integration costs, gains on sale of real estate and income tax adjustments. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable
GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our three geographic segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, and charges related to the spin-off, restructuring, the acquisition fair value inventory step up (inventory step up), acquisition and integration, and gains on sale of real estate have all been excluded from segment profit.

Adjusted Earnings Before Taxes, Adjusted Net Earnings and Adjusted Diluted EPS. These measures exclude the impact of the costs related to the spin-off, restructurings, acquisition and integration, inventory step up, gains on sale of real estate and income tax adjustments.

Ex-unusual Tax Rate. This is the tax rate when excluding the pre-tax impact of the spin-off, restructurings, acquisition and integration, gains on sale of real estate, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the costs were incurred, as well as any other specifically identified non-recurring income tax adjustments.

Organic. This is the non-GAAP financial measurement of the change in revenue, segment profit or other margins that excludes or otherwise adjusts for the impact of acquisitions and the impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisition. The Company acquired an auto care business on July 1, 2016. This includes the impact of the auto care on-going operations contributed to each respective income statement caption. This does not include the impact of acquisition and integration costs associated with the auto care acquisition.
Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, and adjusted SG&A as a percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to spin-off, restructuring, inventory step up and acquisition and integration costs.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Given our extensive international operations, a significant portion of our cash is generated outside of the U.S. The repatriation of cash balances from certain of our subsidiaries could have adverse tax consequences or be subject to regulatory capital requirements.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Twelve Months ended September 30, 2017
(In millions, except per share data - Unaudited)
As of October 1, 2016, the Company changed its internal reporting structure and is managing operations via three major geographic reportable segments: Americas (North America and Latin America), Europe, Middle East and Africa (“EMEA”), and Asia Pacific. Prior to this year, the Americas segment was reported as two separate geographic reportable segments. The Company changed its internal reporting structure to combine these two geographic regions to better reflect how the Company is managing the operations.
Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a standalone basis.

Segment sales and profitability for the quarter and twelve months ended September 30, 2017 and 2016, respectively, are presented below:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2017	2016	2017	2016
Net Sales
Americas	$299.6	$279.5	$1,111.8	$1,002.0
EMEA	92.4	82.4	357.8	353.8
Asia Pacific	73.1	70.5	286.1	278.4
Total net sales	$465.1	$432.4	$1,755.7	$1,634.2

Segment Profit
Americas	$72.8	$73.0	$310.0	$266.5
EMEA	14.0	11.5	64.4	51.6
Asia Pacific	19.2	19.3	78.6	70.1
Total segment profit	$106.0	$103.8	$453.0	$388.2

General corporate and other expenses (1)	$(24.0)	$(23.9)	$(80.8)	$(80.8)
Global marketing expense (1)	(9.5)	(8.7)	(21.5)	(19.1)
Research and development expense	(6.0)	(7.5)	(22.0)	(26.6)
Amortization of intangible assets	(2.8)	(2.8)	(11.2)	(2.8)
Restructuring (2)	—	—	—	(4.9)
Acquisition and integration costs (2)	0.8	(5.9)	(8.4)	(10.0)
Inventory step up (2)	—	(8.1)	—	(8.1)
Spin costs (2)	—	0.2	—	(10.4)
Spin restructuring	—	(4.8)	3.8	(5.8)
Gain on sale of real estate	—	—	16.9	—
Acquisition bridge loan fees (2)	—	(1.2)	—	(1.2)
Interest expense	(13.4)	(14.0)	(53.1)	(53.1)
Other financing items, net (3)	(1.7)	(0.6)	(3.4)	0.3
Total earnings before income taxes	$49.4	$26.5	$273.3	$165.7
(1) Recorded in SG&A in the unaudited Consolidated Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliation for where these charges are recorded in unaudited Consolidated Statement of Earnings.
(3) The amounts for the twelve months ended September 30, 2017 on the Consolidated Statement of Earnings included $3.3 million of acquisition and integration costs which have been reclassified for purposes of the reconciliation above.
Supplemental product information is presented below for revenues from external customers:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
Net Sales	2017	2016	2017	2016
Batteries	$409.4	$375.0	$1,548.2	$1,498.0
Other	55.7	57.4	207.5	136.2
Total net sales	$465.1	$432.4	$1,755.7	$1,634.2

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Twelve Months ended September 30, 2017
(In millions, except for per share data- Unaudited)

The following tables provide a reconciliation of earnings before income taxes, net earnings and net earnings per diluted share to adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended September 30,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2017	2016	2017	2016	2017	2016
Reported - GAAP	$49.4	$26.5	$34.1	$21.6	$0.55	$0.34
Impacts: Expense (Income)
Acquisition and integration costs (1)	(0.8)	7.1	(0.5)	6.4	(0.01)	0.11
Inventory step up (1)	—	8.1	—	5.0	—	0.08
Spin costs (1)	—	(0.2)	—	—	—	—
Spin restructuring	—	4.8	—	3.3	—	0.05
Income tax adjustments	—	—	—	(2.6)	—	(0.04)
Adjusted - Non-GAAP (2)	$48.6	$46.3	$33.6	$33.7	$0.54	$0.54
Weighted average shares - Diluted					62.0	62.8

	Twelve Months Ended September 30,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2017	2016	2017	2016	2017	2016
Reported - GAAP	$273.3	$165.7	$201.5	$127.7	$3.22	$2.04
Impacts: Expense (Income)
Acquisition and integration costs (1)	8.4	11.2	4.2	9.0	0.06	0.14
Inventory step up (1)	—	8.1	—	5.0	—	0.08
Gain on sale of real estate	(16.9)	—	(16.5)	—	(0.26)	—
Restructuring (1)	—	4.9	—	3.1	—	0.05
Spin costs (1)	—	10.4	—	7.0	—	0.11
Spin restructuring	(3.8)	5.8	(2.4)	4.2	(0.04)	0.07
Income tax adjustments	—	—	—	(11.4)	—	(0.18)
Adjusted - Non-GAAP (3)	$261.0	$206.1	$186.8	$144.6	$2.98	$2.31
Weighted average shares - Diluted					62.6	62.5

(1) See Supplemental Schedules - Statement of Earnings Reconciliation for where these costs are recorded on the unaudited Consolidated Statement of Earnings.

(2) The effective tax rate for the three months ended September 30, 2017 and 2016 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 30.9% and 27.2%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was a benefit of $0.3 million and an expense of $7.7 million, respectively, for the quarters ended September 30, 2017 and 2016.

(3) The effective tax rate for the twelve months ended September 30, 2017 and 2016 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 28.4% and 29.8%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was an expense of $2.4 million and $23.5 million, respectively, for the years ended September 30, 2017 and 2016.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Twelve Months Ended September 30, 2017
(In millions, except per share data - Unaudited)

Net Sales
	Q1'17	% Chg	Q2'17	% Chg	Q3'17	% Chg	Q4'17	% Chg	FY '17	% Chg
Americas
Net sales - prior year	$313.7		$194.9		$213.9		$279.5		$1,002.0
Organic	33.8	10.8%	(2.8)	(1.4)%	(7.8)	(3.6)%	20.7	7.4%	43.9	4.4%
Impact of acquisition	23.6	7.5%	27.0	13.9%	23.6	11.0%	—	—%	74.2	7.4%
Impact of currency	(6.0)	(1.9)%	(0.6)	(0.4)%	(1.1)	(0.5)%	(0.6)	(0.2)%	(8.3)	(0.8)%
Net sales - current year	$365.1	16.4%	$218.5	12.1%	$228.6	6.9%	$299.6	7.2%	$1,111.8	11.0%

EMEA
Net sales - prior year	$117.9		$76.3		$77.2		$82.4		$353.8
Organic	0.9	0.8%	0.2	0.3%	1.8	2.3%	8.9	10.8%	11.8	3.3%
Impact of acquisition	2.4	2.0%	2.0	2.6%	1.4	1.8%	—	—%	5.8	1.6%
Impact of currency	(6.5)	(5.5)%	(4.4)	(5.8)%	(3.8)	(4.9)%	1.1	1.3%	(13.6)	(3.8)%
Net sales - current year	$114.7	(2.7)%	$74.1	(2.9)%	$76.6	(0.8)%	$92.4	12.1%	$357.8	1.1%

Asia Pacific
Net sales - prior year	$75.2		$62.8		$69.9		$70.5		$278.4
Organic	1.8	2.4%	2.6	4.1%	(3.4)	(4.9)%	3.0	4.3%	4.0	1.4%
Impact of acquisition	1.8	2.4%	0.4	0.6%	0.9	1.3%	—	—%	3.1	1.1%
Impact of currency	1.0	1.3%	0.6	1.0%	(0.6)	(0.8)%	(0.4)	(0.6)%	0.6	0.3%
Net sales - current year	$79.8	6.1%	$66.4	5.7%	$66.8	(4.4)%	$73.1	3.7%	$286.1	2.8%

Total Net Sales
Net sales - prior year	$506.8		$334.0		$361.0		$432.4		$1,634.2
Organic	36.5	7.2%	—	—%	(9.4)	(2.6)%	32.6	7.5%	59.7	3.7%
Impact of acquisition	27.8	5.5%	29.4	8.8%	25.9	7.2%	—	—%	83.1	5.1%
Impact of currency	(11.5)	(2.3)%	(4.4)	(1.3)%	(5.5)	(1.6)%	0.1	0.1%	(21.3)	(1.4)%
Net sales - current year	$559.6	10.4%	$359.0	7.5%	$372.0	3.0%	$465.1	7.6%	$1,755.7	7.4%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Twelve Months Ended September 30, 2017
(In millions, except per share data - Unaudited)

Segment Profit
	Q1'17	% Chg	Q2'17	% Chg	Q3'17	% Chg	Q4'17	% Chg	FY '17	% Chg
Americas
Segment Profit - prior year	$98.7		$45.7		$49.1		$73.0		$266.5
Organic	22.4	22.7%	6.6	14.4%	(0.5)	(1.0)%	0.3	0.4%	28.8	10.8%
Impact of acquisition	5.8	5.9%	8.7	19.0%	5.9	12.0%	—	—%	20.4	7.7%
Impact of currency	(3.8)	(3.9)%	(0.5)	(1.0)%	(0.9)	(1.8)%	(0.5)	(0.7)%	(5.7)	(2.2)%
Segment Profit - current year	$123.1	24.7%	$60.5	32.4%	$53.6	9.2%	$72.8	(0.3)%	$310.0	16.3%

EMEA
Segment Profit - prior year	$23.0		$8.2		$8.9		$11.5		$51.6
Organic	5.8	25.2%	6.7	81.7%	2.8	31.5%	1.1	9.6%	16.4	31.8%
Impact of acquisition	1.4	6.1%	1.2	14.6%	0.7	7.9%	—	—%	3.3	6.4%
Impact of currency	(4.1)	(17.8)%	(2.1)	(25.6)%	(2.1)	(23.7)%	1.4	12.1%	(6.9)	(13.4)%
Segment Profit - current year	$26.1	13.5%	$14.0	70.7%	$10.3	15.7%	$14.0	21.7%	$64.4	24.8%

Asia Pacific
Segment Profit - prior year	$19.5		$14.5		$16.8		$19.3		$70.1
Organic	3.4	17.4%	4.0	27.6%	(1.5)	(8.9)%	0.3	1.6%	6.2	8.8%
Impact of acquisition	1.0	5.1%	0.3	2.1%	0.5	3.0%	—	—%	1.8	2.6%
Impact of currency	0.8	4.2%	0.5	3.4%	(0.4)	(2.4)%	(0.4)	(2.1)%	0.5	0.7%
Segment Profit - current year	$24.7	26.7%	$19.3	33.1%	$15.4	(8.3)%	$19.2	(0.5)%	$78.6	12.1%

Total Segment Profit
Segment Profit - prior year	$141.2		$68.4		$74.8		$103.8		$388.2
Organic	31.6	22.4%	17.3	25.3%	0.8	1.1%	1.7	1.6%	51.4	13.2%
Impact of acquisition	8.2	5.8%	10.2	14.9%	7.1	9.5%	—	—%	25.5	6.6%
Impact of currency	(7.1)	(5.0)%	(2.1)	(3.1)%	(3.4)	(4.6)%	0.5	0.5%	(12.1)	(3.1)%
Segment Profit - current year	$173.9	23.2%	$93.8	37.1%	$79.3	6.0%	$106.0	2.1%	$453.0	16.7%

Energizer Holdings, Inc.
Supplemental Schedules - Statement of Earnings Reconciliation
For the Quarter and Twelve Months Ended September 30, 2017
(In millions, except per share data - Unaudited)

Gross Profit	Q1'17	Q2'17	Q3'17	Q4'17	Q1'16	Q2'16	Q3'16	Q4'16	2017	2016
Net Sales	$559.6	$359.0	$372.0	$465.1	$506.8	$334.0	$361.0	$432.4	$1,755.7	$1,634.2
Cost of products sold - adjusted	$288.0	$190.9	$213.1	$251.3	$275.9	$190.7	$207.3	$237.0	$943.3	$910.9
Adjusted Gross Profit	271.6	168.1	158.9	213.8	230.9	143.3	153.7	195.4	812.4	723.3
Adjusted Gross Margin	48.5%	46.8%	42.7%	46.0%	45.6%	42.9%	42.6%	45.2%	46.3%	44.3%
Restructuring	—	—	—	—	1.1	1.2	0.1	—	—	2.4
Spin	—	—	—	—	—	0.5	(0.1)	—	—	0.4
Acquisition and integration costs	—	0.2	0.9	—	—	—	—	—	1.1	—
Inventory Step Up	—	—	—	—	—	—	—	8.1	—	8.1
Reported Cost of products sold	$288.0	$191.1	$214.0	$251.3	$277.0	$192.4	$207.3	$245.1	$944.4	$921.8
Reported Gross Profit	$271.6	$167.9	$158.0	$213.8	$229.8	$141.6	$153.7	$187.3	$811.3	$712.4
Reported Gross Margin	48.5%	46.8%	42.5%	46.0%	45.3%	42.4%	42.6%	43.3%	46.2%	43.6%

SG&A	Q1'17	Q2'17	Q3'17	Q4'17	Q1'16	Q2'16	Q3'16	Q4'16	2017	2016
Segment SG&A	$65.0	$60.1	$62.4	$69.0	$59.2	$57.3	$57.2	$64.4	$256.5	$238.1
Corporate SG&A	14.1	26.4	16.5	23.7	16.6	21.3	19.3	23.6	80.7	80.8
Global Marketing	1.4	1.6	1.8	3.6	1.9	2.6	4.4	4.8	8.4	13.7
SG&A Adjusted - subtotal	80.5	88.1	80.7	96.3	77.7	81.2	80.9	92.8	345.6	332.6
SG&A Adjusted % of Net Sales	14.4%	24.5%	21.7%	20.7%	15.3%	24.3%	22.4%	21.5%	19.7%	20.4%
Acquisition and integration costs	0.8	1.5	2.5	(0.8)	—	—	4.1	5.9	4.0	10.0
Spin	—	—	—	—	6.0	2.2	2.0	(0.2)	—	10.0
Reported SG&A	$81.3	$89.6	$83.2	$95.5	$83.7	$83.4	$87.0	$98.5	$349.6	$352.6
Reported SG&A % of Net Sales	14.5%	25.0%	22.4%	20.5%	16.5%	25.0%	24.1%	22.8%	19.9%	21.6%

Restructuring	Q1'17	Q2'17	Q3'17	Q4'17	Q1'16	Q2'16	Q3'16	Q4'16	2017	2016
Restructuring	$—	$—	$—	$—	$2.2	$0.3	$—	$—	$—	$2.5
Restructuring (COGS)	—	—	—	—	1.1	1.2	0.1	—	—	$2.4
Restructuring - subtotal	$—	$—	$—	$—	$3.3	$1.5	$0.1	$—	$—	$4.9

Spin	Q1'17	Q2'17	Q3'17	Q4'17	Q1'16	Q2'16	Q3'16	Q4'16	2017	2016
Spin (SG&A)	$—	$—	$—	$—	$6.0	$2.2	$2.0	$(0.2)	$—	$10.0
Spin (COGS)	—	—	—	—	—	0.5	(0.1)	—	—	0.4
Spin restructuring (income)/expense	(1.3)	(2.5)	—	—	0.9	(0.8)	0.9	4.8	(3.8)	5.8
Spin (income)/expense - subtotal	$(1.3)	$(2.5)	$—	$—	$6.9	$1.9	$2.8	$4.6	$(3.8)	$16.2

Acquisition and integration	Q1'17	Q2'17	Q3'17	Q4'17	Q1'16	Q2'16	Q3'16	Q4'16	2017	2016
Inventory step up (COGS)	$—	$—	$—	$—	$—	$—	$—	$8.1	$—	$8.1
Acquisition and integration costs (COGS)	—	0.2	0.9	—	—	—	—	—	1.1	—
Acquisition and integration costs (SG&A)	0.8	1.5	2.5	(0.8)	—	—	4.1	5.9	4.0	10.0
Acquisition and integration costs (Interest Expense)	—	—	—	—	—	—	—	1.2	—	1.2
Acquisition and integration costs (Other items, net)	—	—	3.3	—	—	—	—	—	3.3	—
Acquisition and integration costs- subtotal	$0.8	$1.7	$6.7	$(0.8)	$—	$—	$4.1	$15.2	$8.4	$19.3

Free Cash Flow	2017	2016
Net cash from operating activities	$197.2	$193.9
Capital expenditures	(25.2)	(28.7)
Proceeds from sale of assets	27.2	1.5
Free Cash Flow - subtotal	$199.2	$166.7

Energizer Holdings, Inc.
Supplemental Schedules - Reconciliations of Non-GAAP Outlook
For the Quarter and Twelve Months Ended September 30, 2017
(In millions, except per share data - Unaudited)

The following table provides a reconciliation of Free Cash Flow, which is a non-GAAP measures, included within the Company's outlook for projected fiscal 2018 results:

Fiscal 2018 Free Cash Flow Outlook Reconciliation
Net cash from operating activities	$240		$255
Capital expenditures	($30)	to	($35)
Free Cash Flow	$210		$220

There are no adjustments to reported diluted earnings per share for fiscal 2018.